As filed with the Securities and Exchange Commission on January 17, 2002
                                                    Registration No.  333-______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                  THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                   GEORGIA                               58-2213805
       (State or other jurisdiction of      (I.R.S. Employer Identification No.)
        incorporation or organization)

                            2300 Windy Ridge Parkway
                                 Suite 100 North
                           Atlanta, Georgia 30339-8426
                                 (770) 779-3900
                     (Address, including zip code, telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                           CLINTON MCKELLAR, JR., ESQ.
              Senior Vice President, General Counsel and Secretary
                            2300 Windy Ridge Parkway
                                 Suite 100 North
                           Atlanta, Georgia 30339-8426
                                 (770) 779-3900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                           B. Joseph Alley, Jr., Esq.
                            Arnall Golden Gregory LLP
                            2800 One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3450
                                 (404) 873-8500


     Approximate Date of Commencement of Proposed Sale To The Public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee
------------------------------- ----------------- ----------------------- ----------------------- -----------------------
                                                     Proposed Maximum        Proposed Maximum           Amount of
    Title of Each Class of        Amount to be        Offering Price        Aggregate Offering         Registration
 Securities to be Registered       Registered          Per Share(1)              Price(1)                 Fee(1)
------------------------------- ----------------- ----------------------- ----------------------- -----------------------
Common Stock, no par
value per share                 1,106,684 Shares          $8.95               $9,904,821.80             $2,367.25
------------------------------- ----------------- ----------------------- ----------------------- -----------------------


(1) Calculated pursuant to Rule 457(c) and based on the average of the high and low prices of PRG's common stock on January 14, 2002, as reported on The Nasdaq National Market.

     The Registrant hereby amends this registration on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said
Section 8(a), may determine.

     The information in this prospectus is incomplete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                  SUBJECT TO COMPLETION, DATED January 17, 2002

                                   PROSPECTUS

                                1,106,684 SHARES

                  THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

                                  COMMON STOCK




     This prospectus relates to the offer and sale from time to time of 1,106,684 shares of PRG common stock by the selling shareholders identified on page 11 of this prospectus.

     The selling shareholders will sell their shares as described in the section of this prospectus entitled "Plan of Distribution." PRG will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

     PRG's common stock is traded on The Nasdaq National Market under the symbol "PRGX." The last reported sale price of the common stock on January 16, 2002 was $9.20 per share.



     This investment involves risks. See "RISK FACTORS" beginning on page 5


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                         The date of this prospectus is
                               January ___, 2002.

                                TABLE OF CONTENTS


                                                                  Page
                                                                  ----
The Profit Recovery Group International, Inc.........................2
Risk Factors.........................................................5
Use Of Proceeds.....................................................10
Selling Shareholders................................................10
Plan Of Distribution................................................12
Legal Matters.......................................................13
Experts.............................................................13
Where You Can Find More Information.................................13


     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, "PRG," "we," "us," and "our" refer to The Profit Recovery Group International, Inc. and its subsidiaries.

                  THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

Our Business

     We are the leading provider of recovery audit and expense containment services, with revenues from continuing operations for the nine months ended September 30, 2001 of approximately $186.3 million, more than double those of our nearest competitor. Our clients consist primarily of large and mid-size businesses having numerous payment transactions with many vendors. These businesses include, but are not limited to:

     o retailers such as discount, department, specialty, grocery and drug stores;

     o    technology and telecommunications companies;

     o manufacturers of pharmaceuticals, consumer electronics, chemicals and aerospace and medical products;

     o wholesale distributors of computer components, food products and pharmaceuticals; and

     o    healthcare   providers  such  as  hospitals  and  health   maintenance
          organizations.

     We currently service approximately 2,500 clients in 34 different countries. Our continuing operations have one operating segment, consisting of Accounts Payable Services, that offers different types of recovery and cost containment services.

The Recovery Audit Industry

     Businesses that make substantial volumes of payments involving multiple vendors, numerous discounts and allowances, fluctuating prices and complex tax and pricing arrangements find it difficult to detect all overpayments. Although these businesses process the vast majority of payment transactions correctly, a small number of overpayments do occur, resulting from vendor pricing errors, missed or inaccurate discounts, allowances and rebates, incorrect freight charges or duplicate payments. In the aggregate, these transaction errors can represent meaningful lost profits that can be particularly significant for businesses with relatively narrow profit margins.

     Although some businesses routinely maintain internal recovery audit departments assigned to recover selected types of payment errors and identify opportunities to reduce costs, independent recovery audit firms are often retained as well due to their specialized knowledge and focused technologies. In the U.S., Canada and Mexico, large retailers routinely engage independent recovery audit firms as standard business practice, and nonretail enterprises are increasingly using independent recovery audit firms. We believe that large retailers and many nonretailers outside North America are also increasingly engaging independent recovery audit firms.

     Many businesses worldwide exchange purchasing, shipping and payment data electronically. These paperless transactions are widely referred to as Electronic Data Interchange, or EDI, and implementation of this technology is maturing. EDI streamlines processing large numbers of transactions, but does not eliminate payment errors because operator input errors may be replicated automatically in thousands of transactions. We believe that current global business-to-business e-commerce initiatives involving the Internet may ultimately provide technologically advanced recovery audit firms with greater recovery opportunities than employing EDI solely as a data communications medium.

     We also believe that many businesses are increasingly outsourcing internal recovery functions to independent recovery audit firms.

     The domestic and international recovery audit industry is characterized by a small number of firms with a national and international presence, including Howard Schultz & Associates International, Inc. and us. In addition, there are many local and regional firms. Many of the smaller firms lack the centralized resources or broad client base to support technology investments required to provide comprehensive recovery audit services for large, complex accounts payable systems. These firms are less equipped to audit large EDI accounts payable systems. In addition, because of limited resources, most of these firms subcontract work to third parties and may lack experience and the knowledge of national promotions, seasonal allowances and current recovery audit practices. As a result, we believe significant opportunities exist for recovery audit firms with a national and international presence, well-trained and experienced professionals, and the advanced technology required to audit increasingly complex accounts payable systems.

The Proposed Acquisitions of Howard Schultz & Associates International, Inc. and Affiliates

     On August 3, 2001, we entered into definitive agreements to acquire Howard Schultz & Associates International, Inc., or HSA-Texas, and certain of its affiliates for aggregate consideration of up to 15,353,846 shares of our common stock and options to purchase up to an additional 1,678,826 shares of our common stock. These agreements were amended and restated on December 11, 2001. HSA-Texas, its subsidiaries and licensees are industry pioneers in providing recovery audit services. HSA-Texas provides recovery audit services to large and mid-size businesses having numerous payment transactions with many vendors.

     HSA-Texas is currently our principal competitor, with operations throughout the U.S. and internationally. HSA-Texas had revenues of approximately $138.7 million for the year ended December 31, 2000 and approximately $100.8 million for the nine month period ended September 30, 2001. A special meeting of our shareholders is scheduled for January 24, 2002 to vote on the issuance of shares and options in the proposed acquisitions.

Recent Developments

Convertible Notes Offerings

     On November 26, 2001, we closed on a $95.0 million offering of our 4 3/4% convertible subordinated notes due 2006. We issued an additional $15.0 million of the notes on December 3, 2001, and on December 4, 2001, the initial purchasers of the notes issued on November 26, 2001 purchased an additional $15.0 million of the notes to cover over allotments, bringing to $125.0 million the aggregate amount issued. We received net proceeds from the offering of approximately $121.4 million. The proceeds from the sale of the notes were used to pay down our outstanding balance under our senior credit facility.

     The notes are convertible into our common stock at a conversion price of $7.74 per share, which is equal to a conversion rate of 129.1990 shares per $1,000 principal amount of notes, subject to adjustment. We may redeem some or all of the notes at any time on or after November 26, 2004 at a redemption price of $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if prior to the redemption date, the closing price of our common stock has exceeded 140% of the then conversion price for at least 20 trading days within a period of 30 consecutive days ending on the trading date before the date of mailing of the optional redemption notice.

Discontinued Operations

     In March 2001, we formalized a strategic realignment initiative designed to enhance our financial position and clarify our investment and operating strategy by focusing on our core Accounts Payable Services business. Under this strategic realignment initiative, we decided to divest the following non-core businesses:
Meridian, a part of the Taxation Services segment, the Logistics Management Services segment, the Communications Services segment and the Ship & Debit division within the Accounts Payable Services segment. As a result, since the first quarter of 2001, these businesses have been classified as discontinued operations.

     Owing to the separate and distinct nature of each business to be divested, we and our advisors determined that we would be unlikely to sell all of these businesses as a whole to one buyer. As a result, during the last several months, we have been engaged in independent divestiture processes for each of these businesses. On October 30, 2001, we consummated the sale of our Logistics Management Services segment for approximately $13.0 million. We received initial gross proceeds from the sale of approximately $10.0 million, and we may receive up to an additional $3.0 million payable in the form of a revenue-based royalty over the next four years. The other discontinued operations currently remain for sale. However, if current difficult market conditions continue such that there is further erosion in the expected net proceeds, we, in consultation with our advisors, may in the future conclude that the sale of the remaining discontinued operations is no longer advisable and may revisit the decision to sell some or all of these businesses.

     On December 14, 2001, we consummated the sale of our French Taxation Services business for approximately $48.3 million. The sale of the French
Taxation Services business resulted in a net loss on the transaction of approximately $54.0 million in the fourth quarter of 2001. As a result of the foregoing, the French Taxation Services business has been classified as discontinued operations in our historical financial statements. See "Risk Factors - As a result of the sale of our French Taxation Services operations, we recognized a substantial and material net loss in the fourth quarter of 2001."

Replacement Senior Credit Facility

     On November 9, 2001, we entered into an amendment to our then senior credit facility, effective September 30, 2001. The amendment waived certain financial ratio covenant defaults as of September 30, 2001. Pursuant to the amendment, several current and prospective financial ratio covenants were re-established and relaxed. The amendment also prospectively increased interest rates and effectively limited our borrowing capacity to approximately $50.0 million, after application of the net proceeds of the convertible notes offering. It also provided for additional mandatory reductions of the balance under the senior credit facility equal to the net cash proceeds from future sales of the discontinued operations and any future issuance of debt or equity securities. All principal balances outstanding under the senior credit facility were repaid in full from proceeds from the notes offering and the sale of discontinued operations. As of December 17, 2001, there were no outstanding amounts under our senior credit facility. On December 31, 2001, we entered into a new senior credit facility, underwritten by Bank of America, and terminated the previous senior credit facility. The new facility has a term of three years and a maximum borrowing capacity of $75 million and will have $50 million of borrowing capacity available following the closing of the proposed HSA-Texas acquisitions.

     In connection with the termination of the prior senior credit facility, PRG recorded a non-cash, pre-tax charge of approximately $2.6 million in the fourth quarter of 2001, representing remaining deferred loan costs associated with the prior credit facility.

                          ---------------------------

     Our executive offices are located at 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426, and our telephone number is (770) 779-3900. Our Web site address is www.prgx.com. Information contained on our Web site is not incorporated by reference in this prospectus and should not be considered part of this prospectus.

                                  RISK FACTORS

     In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating an investment in the common stock offered hereby.

We depend on our largest clients for significant revenues, and if we lose a major client, our revenues could be adversely affected.

     We generate a significant portion of our revenues from our largest clients. For the nine month period ended September 30, 2001, our two largest clients accounted for approximately 17.9% of our revenues from continuing operations and HSA-Texas' two largest clients accounted for approximately 21.4% of its revenues from continuing operations. For the year ended December 31, 2000, our two largest clients accounted for approximately 16.0% of our revenues from continuing operations and HSA-Texas' two largest clients accounted for approximately 23% of its revenues from continuing operations. If we lose any major clients, our results of operations could be materially and adversely affected by the loss of revenue, and we would have to seek to replace the client with new business.

Client and vendor bankruptcies and financial difficulties could reduce our earnings.

     Our clients generally operate in intensely competitive environments and bankruptcy filings are not uncommon. Additionally, the recent terrorist attacks and adverse economic conditions in the United States may increase the financial difficulties experienced by our clients. Future bankruptcy filings by one or more of our larger clients or significant vendor chargebacks by one or more of our larger clients could have a material adverse effect on our financial condition and results of operations. Likewise, our failure to collect our accounts receivables due to the financial difficulties of our clients would adversely affect our financial condition and results of operations.

If we are not successful in integrating the business of HSA-Texas and its affiliated companies, our operations may be adversely affected.

     To realize the anticipated benefits of the HSA-Texas acquisitions, we must efficiently integrate the operations of the acquired companies with ours. Combining the personnel, technologies and other aspects of operations, while managing a larger entity, will present a significant challenge to our management. We cannot be certain that the integration will be successful or that we will fully realize the anticipated benefits of the business combination.

     The challenges involved in this integration include:

     o retaining and integrating management and other key personnel of each company;

     o    combining the corporate cultures of us and HSA-Texas;

     o    combining service offerings effectively and quickly;

     o transitioning HSA-Texas' auditors to our information management and compensation systems;

     o    integrating   sales  and  marketing  efforts  so  that  customers  can
          understand and do business easily with the combined company;

     o transitioning all worldwide facilities to common accounting and information technology systems; and

     o    coordinating   a  large  number  of  employees  in  widely   dispersed
          operations in the United States and several foreign countries.

     Risks from unsuccessful integration of the companies include:

     o    the impairment of relationships with employees, clients and suppliers;

     o the potential disruption of the combined company's ongoing business and distraction of its management;

     o    delay in introducing  new service  offerings by the combined  company;
          and

     o    unanticipated expenses related to integration of the companies.

     We may not succeed in addressing these risks. Further, we cannot assure you that the growth rate of the combined company will equal or exceed the historical growth rates experienced by us, HSA-Texas or any of its affiliates individually. Our ability to realize the anticipated benefits of the HSA-Texas acquisitions will depend on our ability to integrate HSA-Texas' operations into our current operations in a timely and efficient manner.

     This integration may be difficult and unpredictable because our compensation arrangements, service offerings and processes are highly complex and have been developed independently from those of HSA-Texas. Successful integration requires coordination of different management personnel and auditors, as well as sales and marketing efforts and personnel. If we cannot successfully integrate the HSA-Texas assets with our operations, we may not realize the expected benefits of the HSA-Texas acquisitions.

If we are not successful in integrating the business operations of HSA-Texas in the United Kingdom, our financial results may be adversely affected.

     HSA-Texas' operations in the United Kingdom generated revenues of approximately $24.4 million and operating income of approximately $1.8 million for its fiscal year ended April 30, 2001. Our ability to realize the anticipated benefits of the HSA-Texas acquisitions will depend in part on our ability to integrate HSA-Texas' United Kingdom operations into our current United Kingdom operations in a timely and efficient manner. If we cannot successfully integrate such operations with our operations, we may not realize the expected benefits of the HSA-Texas acquisitions and our financial results may be adversely affected.

The  acquisitions  by us of businesses  outside of our core business of accounts
payable   auditing  have  been,  in  general,   financially  and   operationally
unsuccessful.

     Our acquisitions of businesses outside of our core business of accounts payable auditing have been, in general, financially and operationally unsuccessful. As a result, on January 31, 2001, we announced that our board of directors had approved the sale of its Meridian VAT Reclaim business, the Communications Services segment, the Logistics Management Services segment, and the Ship and Debit division within the Accounts Payable Service segment. The sale of the Logistics Management Services segment was consummated on October 30, 2001. In addition, on December 14, 2001, we consummated the sale of our French Taxation Services business for approximately $48.3 million. We recognized a loss on the sale of approximately $54.0 million in the fourth quarter of 2001. While we believe that the acquisition of HSA-Texas and its affiliates is within our core business, there can be no assurance that we will be more successful in achieving financial and operational success with the proposed acquisitions that we were in previous non-core business acquisitions.

Transaction costs of the HSA-Texas acquisitions could adversely affect combined financial results.

     We and HSA-Texas are expected to incur direct transaction costs of up to approximately $15.0 million in connection with the HSA-Texas acquisitions. If the benefits of the HSA-Texas acquisitions do not exceed the costs associated with the acquisitions, the combined company's financial results, including earnings per share, could be adversely affected.

The HSA-Texas acquisitions are anticipated to result in lower combined revenues from clients with respect to which we and HSA-Texas together have had the first and second audit positions.

     Some of our clients require that two independent audit companies perform recovery audits of their payment transactions in a first recovery audit followed by a second recovery audit. In situations where both we and HSA-Texas now perform both the first and second recovery audit services, it is possible that the client will, upon our acquisition of HSA-Texas, retain another company for the first or second audit position in place of them. We estimate that there are 38 clients with respect to which we and HSA-Texas together have had the first and second recovery audit positions. These clients represented approximately 32% of our total revenues for the year ended December 31, 2000 and 50% of the total revenues of HSA-Texas for that year. After the combination, a substantial number of these clients may request that the combined company perform the first or second audits at reduced rates, or they may award the first or second recovery audit position to another party, rather than allowing the combined company to keep both positions. In either case, the combined revenues from these clients may be materially lower.

If we fail to hire and retain HSA-Texas' auditors and other critical HSA-Texas personnel, it could diminish the benefits of the HSA-Texas acquisitions to us.

     The successful integration of the HSA-Texas business into our current business operations will depend in large part on our ability to hire and retain HSA-Texas' auditors and other personnel critical to the business and operations of HSA-Texas. We may be unable to retain management personnel and auditors that are critical to the successful operation of the HSA-Texas business, resulting in loss of key information, expertise or know-how and unanticipated additional recruiting and training costs and otherwise diminishing anticipated benefits of the HSA-Texas acquisitions for us and our shareholders. In addition, any auditors not retained by PRG could compete with the combined company, particularly in Europe, and could cause existing HSA-Texas clients to cease doing business with the combined company or to require more client favorable terms to retain their business. Also, if we cannot successfully implement a revised compensation plan that reduces the compensation level of a large number of HSA-Texas' auditors, the anticipated benefits of the HSA-Texas acquisitions will be diminished. Even if we are successful in implementing the revised compensation plan, some HSA-Texas auditors may elect not to work for us if their compensation is reduced.

The acquisition of HSA-Texas and affiliates could result in material dilution to our earnings per share.

     The unaudited pro forma combined financial statements, contained in our proxy statement for the special shareholder meeting to vote on the HSA-Texas acquisitions, which give effect to the acquisitions as if they had closed on January 1, 2000, show a reduction of $0.06 per share in our pro forma combined diluted earnings per share from continuing operations for the year ended December 31, 2000 as compared to our historical audited results for the same period. Our earnings from continuing operations for the year ended December 31,

2000 were approximately $5.6 million as compared to pro forma combined earnings from continuing operations of approximately $3.5 million for the same period. It is possible that our future earnings per share will be materially diluted as a result of the acquisition of HSA-Texas and affiliates. If the acquisition of HSA-Texas and affiliates has a material negative impact on our earnings per share, the trading price of our common stock may be materially adversely affected.

If we do not complete our remaining planned divestitures of discontinued operations as anticipated, our earnings and financial position could be adversely affected.

     We have announced plans to divest our Meridian VAT Reclaim business, our Communications Services segment, our Logistics Management Services segment, our Ship & Debit division within the Accounts Payable Services segment and our French Taxation Services segment. To date, we have completed the sale of the Logistics Management Services segment and the French Taxation Services segment. Although we are continuing to seek to complete the divestitures of the other three businesses, it is possible that we will not be able to complete them on a timely basis, if at all, or at the prices we anticipate.

     In connection with these planned divestitures, we reclassified these businesses as discontinued operations. In the third quarter of 2001, we recognized a charge to our earnings of $31.0 million to reflect the loss we expect to incur upon the disposition of all of these discontinued operations, except the French Taxation Services segment. Of this amount, $19.0 million related to the loss on the sale of the Logistics Management Services segment. We recognized an additional loss of approximately $54.0 million in the fourth quarter of 2001 as a result of the sale of the French Taxation Services segment. If we are unable to complete the sales of the other three businesses at the prices we anticipate, we would have to recognize additional charges to our earnings. Additionally, if we decide not to divest one or more of the three businesses, we would have to reclassify those businesses to include them in our continuing operations. The inclusion of the discontinued operations in our continuing business could affect our financial results on a historical basis, as a result of a reclassification, and could also adversely impact our future results of operations.

     If we are unable to divest these businesses, if the timing of the divestitures exceeds that anticipated, or if the proceeds received in the divestitures are lower than expected, we may not achieve the anticipated benefits. For example, we may incur additional losses upon completion of the divestitures, we may not realize the cost savings anticipated as a result of the divestitures and management's time and attention may be diverted to a greater degree than expected. The announced intention to dispose of these businesses may result in a diminished value of the assets to be divested through, for example, the loss of customers or key personnel employed by these businesses, and therefore, we may not be able to obtain the prices we anticipate for these businesses.

As a result of the sale of our French Taxation Services operations, we recognized a substantial and material net loss in the fourth quarter of 2001.

     On December 14, 2001, we consummated the sale of our French Taxation Services business for approximately $48.3 million. The sale of the French
Taxation Services business resulted in a net loss on the transaction of approximately $54.0 million in the fourth quarter of 2001.

We have violated our debt covenants in the past and may do so in the future.

     As of September 30, 2001, we were not in compliance with certain financial ratio covenants in our senior credit facility then in place. Those covenant violations were waived by the lenders in an amendment to the senior credit facility dated November 9, 2001. This amendment also relaxed certain financial ratio covenants for the fourth quarter of 2001 and each of the quarters of 2002. On December 31, 2001, we entered into a new senior credit facility and canceled the prior credit facility. No assurance can be provided that we will not violate the covenants of the new credit facility in the future. If we are unable to comply with our financial covenants in the future, our lenders could pursue their contractual remedies under the credit facility, including requiring the immediate repayment in full of all amounts outstanding, if any. Additionally, we cannot be certain that if the lenders demanded immediate repayment of any amounts outstanding that we would be able to secure adequate or timely replacement financing on acceptable terms or at all.

We rely on international operations for significant revenues.

     In 2000, approximately 23.9% of our revenues from continuing operations and a large portion of the aggregate revenues of HSA-Texas and its affiliates were generated from international operations. International operations are subject to risks, including:

     o political and economic instability in the international market we serve;

     o difficulties in staffing and managing foreign operations and in collecting accounts receivable;

     o fluctuations in currency exchange rates, particularly weaknesses in the Euro, the British Pound and other currencies of countries in which we transact business, which could result in currency translations that materially reduce our revenues and earnings;

     o costs associated with adapting our services to our foreign clients' needs;

     o    unexpected changes in regulatory requirements and laws;

     o difficulties in transferring earnings from our foreign subsidiaries to us; and

     o burdens of complying with a wide variety of foreign laws and labor practices, including laws that could subject certain tax recovery audit practices to regulation as the unauthorized practice of law.

     Because we expect a significant portion of our revenues to continue to come from international operations, the occurrence of any of the above events could materially and adversely affect our business, financial condition and results of operations.

We require significant management and financial resources to operate and expand our recovery audit services internationally.

     In our experience, entry into new international markets requires considerable management time as well as start-up expenses for market development, hiring and establishing office facilities. In addition, we have encountered, and expect to continue to encounter, significant expense and delays in expanding our international operations because of language and cultural differences, staffing, communications and related issues. We generally incur the costs associated with international expansion before any significant revenues are generated. As a result, initial operations in a new market typically operate at low margins or may be unprofitable. Because our international expansion strategy will require substantial financial resources, we may incur additional indebtedness or issue additional equity securities which could be dilutive to our shareholders. In addition, financing for international expansion may not be available to us on acceptable terms and conditions.

Recovery audit services are not widely used in international markets.

     Our long-term growth objectives are based in material part on achieving significant future growth in international markets. Although our recovery audit services constitute a generally accepted business practice among retailers in the U.S., Canada, and Mexico, these services have not yet become widely used in many international markets. Prospective clients, vendors or other involved parties in foreign markets may not accept our services. The failure of these parties to accept and use our services could have a material adverse effect on our future growth.

The level of our annual profitability is significantly affected by our third and fourth quarter operating results.

     The purchasing and operational cycles of our clients typically cause us to realize higher revenues and operating income in the last two quarters of our fiscal year. If we do not continue to realize increased revenues in future third and fourth quarter periods, due to adverse economic conditions in those quarters or otherwise, our profitability for any affected quarter and the entire year could be materially and adversely affected because ongoing selling, general and administrative expenses are largely fixed. Recent national adverse economic developments, that have been compounded by the events of September 11, 2001, have increased the uncertainty associated with fourth quarter revenues in 2001.

We may be unable to protect and maintain the competitive advantage of our proprietary technology and intellectual property rights.

     Our operations could be materially and adversely affected if we are not able to adequately protect our proprietary software, audit techniques and methodologies, and other proprietary intellectual property rights. We rely on a combination of trade secret laws, nondisclosure and other contractual arrangements and technical measures to protect our proprietary rights. Although we presently hold U.S. and foreign registered trademarks and U.S. registered copyrights on certain of our proprietary technology, we may be unable to obtain similar protection on our other intellectual property. In addition, our foreign registered trademarks may not receive the same enforcement protection as our U.S. registered trademarks. We generally enter into confidentiality agreements with our employees, consultants, clients and potential clients. We also limit access to, and distribution of, our proprietary information. Nevertheless, we may be unable to deter misappropriation of our proprietary information, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Our competitors also may independently develop technologies that are substantially equivalent or superior to our technology. Although we believe that our services and products do not infringe on the intellectual property rights of others, we can not prevent someone else from asserting a claim against us in the future for violating their technology rights.

Our failure to retain the services of John M. Cook, or other key members of management, could adversely impact our continued success.

     Our continued success depends largely on the efforts and skills of our executive officers and key employees, particularly John M. Cook, our Chairman and Chief Executive Officer. The loss of the services of Mr. Cook or other key members of management could materially and adversely affect our business. We have entered into employment agreements with Mr. Cook and other members of management. We also maintain key man life insurance policies in the aggregate amount of $13.3 million on the life of Mr. Cook. While these employment agreements limit the ability of Mr. Cook and other key employees to directly compete with us in the future, nothing prevents them from leaving our company.

We may not be able to continue to compete successfully with other businesses offering recovery audit services.

     The recovery audit business is highly competitive. Our principal competitors for accounts payable recovery audit services include many local and regional firms and Howard Schultz & Associates International, Inc. If the HSA-Texas acquisitions are not consummated, we will continue to compete with that organization. Also, we believe that the major international accounting firms or their former consulting units that have been spun off or divested may become formidable competitors in the future. We are uncertain whether we can continue to compete successfully with our competitors. In addition, our profit margins could decline because of competitive pricing pressures that may have a material adverse effect on our business, financial condition and results of operations.

Our further expansion into electronic commerce auditing strategies and processes may not be profitable.

     We anticipate a growing need for recovery auditing services among current clients migrating to internet-based procurement, as well as potential clients already engaged in electronic commerce transactions. In response to this anticipated future demand for our recovery auditing expertise, we have made and may continue to make significant capital and other expenditures to further expand into internet technology areas. We can give no assurance that these investments will be profitable or that we have correctly anticipated demand for these services.

An adverse judgment in the securities action litigation in which we and John M. Cook are defendants could have a material adverse effect on our results of operations and liquidity.

     We and John M. Cook, our Chairman and Chief Executive Officer, are defendants in three putative class action lawsuits filed on June 6, 2000 in the United States District Court for the Northern District of Georgia, Atlanta Division, which have since been consolidated into one proceeding (the "Securities Class Action Litigation"). A judgment against us in this case could have a material adverse effect on our results of operations and liquidity, while a judgment against Mr. Cook could adversely affect his financial condition and therefore have a negative impact upon his performance as our chief executive officer. Plaintiffs in the Securities Class Action Litigation have alleged in general terms that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by allegedly disseminating materially false and misleading information about a change in our method of recognizing revenue and in connection with revenue reported for a division. The plaintiffs further allege that these misstatements and omissions led to an artificially inflated price for our common stock during the putative class period which runs from July 19, 1999 to July 26, 2000. This case seeks an unspecified amount of compensatory damages, payment of litigation fees and expenses, and equitable and/or injunctive relief. Although we believe the alleged claims in this lawsuit are without merit and intend to defend the lawsuit vigorously, due to the inherent uncertainties of the litigation process and the judicial system, we are unable to predict the outcome of this litigation.

Our articles of incorporation, bylaws, and shareholders' rights plan and Georgia law may inhibit a change in control that you may favor.

     Our articles of incorporation and bylaws and Georgia law contain provisions that may delay, deter or inhibit a future acquisition of us not approved by our board of directors. This could occur even if our shareholders are offered an attractive value for their shares or if a substantial number or even a majority of our shareholders believe the takeover is in their best interest. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our board of directors in connection with the transaction. Provisions that could delay, deter or inhibit a future acquisition include the following:

     o    a staggered board of directors;

     o    specified  requirements  for calling special meetings of shareholders;
          and

     o the ability of the board of directors to consider the interests of various constituencies, including our employees, clients and creditors and the local community.

     Our articles of incorporation also permit the board of directors to issue shares of preferred stock with such designations, powers, preferences and rights as it determines, without any further vote or action by our shareholders. In addition, we have in place a "poison pill" shareholders' rights plan that will trigger a dilutive issuance of common stock upon substantial purchases of our common stock by a third party which are not approved by the board of directors. Also, the shareholders' rights plan requires approval by a majority of the continuing directors, as defined in the plan, to redeem the rights plan, amend the rights plan, or exclude a person or group who acquires beneficial ownership or more than 15 percent of our outstanding common stock from being considered an acquiring person under the rights plan. These provisions also could discourage bids for our shares of common stock at a premium and have a material adverse effect on the market price of our shares.

Our stock price has been and may continue to be volatile.

     Our common stock is traded on The Nasdaq National Market. The trading price of our common stock has been and may continue to be subject to large fluctuations. Our stock price may increase or decrease in response to a number of events and factors, including:

     o    future announcements concerning us, key clients or competitors;

     o    quarterly variations in operating results;

     o changes in financial estimates and recommendations by securities analysts;

     o    developments with respect to technology or litigation;

     o the operating and stock price performance of other companies that investors may deem comparable to our company;

     o    acquisitions and financings; and

     o    sales of blocks of stock by insiders.

     Stock price volatility is also attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the price of our common stock, regardless of our operating performance.

                           Forward Looking Statements

     This prospectus contains certain forward-looking statements and information made by us that are based on the beliefs of our respective management as well as estimates and assumptions made by and information currently available to our management. The words "could," "may," "might," "will," "would," "shall," "should," "pro forma," "potential," "pending," "intend," "believe," "expect," "anticipate," "estimate," "plan," "future" and other similar expressions generally identify forward-looking statements, including, in particular, statements regarding future services, market expansion and pending litigation. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements reflect the views of our management at the time such statements are made and are subject to a number of risks, uncertainties, estimates and assumptions, including, without limitation, in addition to those identified in the text surrounding such statements, those identified under "Risk Factors" and elsewhere in this prospectus.

     Some of the forward-looking statements contained in this prospectus include:

     o    statements   regarding  the  expected  losses  from  the  disposal  of
          discontinued operations;

     o statements regarding the potential dilutive effect of the acquisition of HSA-Texas and affiliates on our earnings per share;

     o statements regarding increasing outsourcing of internal recovery audit functions;

     o statements regarding the benefits of global e-commerce initiatives to technologically advanced recovery audit firms; and

     o statements regarding market opportunities for recovery audit firms and the opportunities offered by the accounts payable business.

     In addition, important factors to consider in evaluating such forward-looking statements include changes or developments in United States and international economic, market, legal or regulatory circumstances, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors, the actions or omissions of third parties, including suppliers, customers, competitors and United States and foreign governmental authorities, and various other factors. Should any one or more of these risks or uncertainties materialize, or the underlying estimates or assumptions prove incorrect, actual results may vary significantly and markedly from those expressed in such forward-looking statements, and there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

     Given these uncertainties, you are cautioned not to place undue reliance on our forward-looking statements. We disclaim any obligation to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus, to reflect future events or developments.


                                 USE OF PROCEEDS

     This prospectus relates to the offer and sale of our common stock by the selling shareholders. We will not receive any proceeds from the sale of the common stock. We will pay all expenses related to the registration of the common stock except underwriting discounts and commissions and fees and expenses of counsel for the selling shareholders.


                              SELLING SHAREHOLDERS

     The PRG common stock to which this prospectus relates is being offered by former shareholders of Howard Schultz & Associates International, Inc. ("HSA-Texas") and former shareholders of HSA-Texas' affiliated foreign operating companies and/or their permitted transferees. On January 24, 2002, if shareholder approval is obtained, PRG expects to issue approximately 14,130,471 shares of common stock to HSA-Texas in connection with the acquisition of substantially all the assets of HSA-Texas and an aggregate of 629,508 shares of common stock to acquire substantially all of the outstanding stock of HS&A International Pte Ltd. ("HSA-Singapore") and all of the outstanding stock of Howard Schultz & Associates (Asia) Limited ("HSA-Asia"), Howard Schultz & Associates (Australia), Inc. ("HSA-Australia") and Howard Schultz & Associates (Canada), Inc. ("HSA-Canada"), each an affiliated foreign operating company of HSA-Texas. In connection with such acquisitions, we entered into a registration rights agreement with shareholders of HSA-Texas and the shareholders of each affiliated foreign operating company, under which we agreed to register for sale certain of the shares of PRG common stock issued by PRG to HSA-Texas upon distribution of such shares by HSA-Texas to shareholders of HSA-Texas and shares of common stock issued to the shareholders of each affiliated foreign operating company.

     The following table states the name of each of the selling shareholders and, on a pro forma basis as if the closing of the HSA-Texas acquisitions had occurred on January 17, 2002, and assuming:

     o    an average PRG common stock price of $9.036 per share;

     o HSA-Texas continues to have outstanding 2,307,482 shares of voting common stock, 6,435,383 shares of non-voting common stock, options to purchase 1,133,423 shares and 64,569 SARs, and Howard and Andrew Schultz's respective beneficial ownership thereof remains unchanged; and

     o HSA-Texas' remaining liabilities, including the expenses of effecting the liquidation and winding up of HSA-Texas, do not exceed the value of HSA-Texas' assets not purchased by PRG,

also states the number of shares of common stock of PRG beneficially owned by each selling shareholder as of January 17, 2002, number of shares which may be sold for the account of each selling shareholder, the number of shares of common stock that will be beneficially owned by each selling shareholder after the completion of the offering assuming the sale of all shares offered, the percentage of PRG common stock owned by each selling shareholder as of January 17, 2002, and the percentage of PRG common stock owned by each selling shareholder after the completion of the offering, assuming the sale of all shares offered.

                                                    Beneficial Ownership        Number of           Beneficial Ownership
Name of                                            Prior to the Offering         Shares            After the Offering (1)
                                                   ---------------------       -----------         ----------------------
Selling Shareholder                                Shares      Percentage        Offered           Shares        Percentage
-------------------                                ------      ----------        -------           ------        ----------
HHS Charitable Lead Trust(2)                      690,153           1.09          55,334          634,819               *
LVS Charitable Lead Trust(2)                      690,153           1.09          55,334          634,819               *
Daniel Alan Schultz HHS (2001) GST Trust(2)       686,700           1.08         110,668          576,032               *
Daniel Alan Schultz LVS (2001) GST Trust(2)       686,700           1.08         110,668          576,032               *
Jaynie Schultz Romaner HHS (2001) GST Trust(2)    686,700           1.08         110,668          576,032               *
Jaynie Schultz Romaner LVS (2001 GST Trust(2)     686,700           1.08         110,668          576,032               *
Andrew H. Schultz(3)                             5,522,758          8.69         498,008        5,024,750              7.91
The Andrew H. Schultz Irrevocable Trust(3)       3,725,336          5.86          55,334        3,670,002              5.78
                                                                             ----------------
                  Total                                                        1,106,684

------------------------
     *    Less than 1% of outstanding shares

     (1) Assumes all offered PRG common stock will be sold and that no additional shares of PRG common stock will be issued by PRG or acquired by any selling shareholder prior to the completion of the offering.

     (2) Harold Berman is trustee and has sole investment and voting power with respect to such shares.

     (3) Andrew H. Schultz is a director of PRG. Includes 3,725,336 shares held by Andrew H. Schultz Irrevocable Trust, of which Mr. Schultz is the trustee, as to which he has sole investment and voting power.

                              PLAN OF DISTRIBUTION

     The selling shareholders may offer and sell shares of common stock offered by this prospectus during the 90-day period beginning on the date of this prospectus, unless such period is extended, in one or more of the following transactions:

     o on The Nasdaq National Market or any other securities exchange that lists the common stock for trading;

     o    in the over-the-counter market;

     o    in   transactions   other   than   on   such   exchanges   or  in  the
          over-the-counter market;

     o    in negotiated transactions;

     o in short sales of the common stock, in transactions to cover short sales or otherwise in connection with short sales;

     o by pledge to secure debts and other obligations or on foreclosure of a pledge;

     o through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock; and

     o    in a combination of any of the above transactions.

     No sales may be made hereunder unless the HSA-Texas acquisitions are consummated. The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions. We have been advised by the selling shareholders that they have not made any arrangements with any underwriters or broker-dealers relating to the distribution of the shares covered by this prospectus.

     The selling shareholders may sell their shares directly to purchasers, use broker-dealers to sell their shares or may sell their shares to broker-dealers acting as principals. If this happens, broker-dealers may either receive discounts or commissions from the selling shareholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. If a broker-dealer purchases shares as a principal, it may resell the shares for its own account under this prospectus. We will pay all registration fees and expenses for the common stock offered by this prospectus.

     The selling shareholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed "underwriters" under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholders against certain liabilities arising under the Securities Act from sales of common stock. Selling shareholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of The Nasdaq National Market pursuant to Rule 153 under the Securities Act. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of common stock.

     Instead of selling common stock under this prospectus, selling shareholders may sell common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

     Upon PRG being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o the name of each such selling shareholder and of the participating broker-dealer;

     o    the number of shares involved;

     o    the price at which such shares were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable;

     o    that such  broker-dealer  did not conduct any  investigation to verify
          the   information  set  out  or  incorporated  by  reference  in  this prospectus; and

     o    other facts material to the transaction.

     In addition, upon PRG being notified by a selling shareholder that a permitted transferee to which the right to utilize this prospectus, as determined in accordance with the registration rights agreement, has been transferred intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     The term "selling shareholders" may also include persons who obtain common stock from selling shareholders as a gift, for no consideration upon dissolution of a corporation, partnership or limited liability company, on foreclosure of a pledge or in another private transaction; provided, however, that if a permitted transferee intends to sell more than 500 shares of such PRG common stock, the filing of a supplement to this prospectus will be required.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for PRG by Arnall Golden Gregory LLP, Atlanta, Georgia. Jonathan Golden, a partner of Arnall Golden Gregory LLP, is a director of PRG and beneficially owns approximately 1.21 million shares of PRG common stock. As of January 17, 2002, attorneys with Arnall Golden Gregory LLP beneficially owned an aggregate of approximately 1.4 million shares of PRG's common stock.

                                     EXPERTS

     The consolidated financial statements and schedule of PRG and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the reports of KPMG LLP and Ernst & Young Audit, independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 and 1999 consolidated financial statements refers to changes in accounting for revenue recognition.

     The combined balance sheets of Howard Schultz & Associates International, Inc. as of December 31, 2000 and 1999, and the related combined statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     PRG files annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. PRG's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows PRG to "incorporate by reference" information we file with the SEC, which means that PRG can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede information contained in this prospectus.

     The following documents filed by PRG (File No. 0-28000) with the SEC are incorporated by reference in and made a part of this prospectus:

     o    PRG's Annual Report on Form 10-K for the year ended December 31, 2000;

     o PRG's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

     o    PRG's Current Report on Form 8-K filed on October 9, 2001;

     o    PRG's Current Report on Form 8-K filed on November 1, 2001;

     o    PRG's Current Report on Form 8-K filed on November 15, 2001;

     o    PRG's Current Report on Form 8-K filed on November 16, 2001;

     o    PRG's Current Report on Form 8-K filed on December 17, 2001;

     o    PRG's Current Report on Form 8-K filed on December 26, 2001;

     o    PRG's Current Report on Form 8-K filed on January 2, 2002;

     o    PRG's Current Report on Form 8-K filed on January 17, 2002;

     o    PRG's Definitive Proxy Statement filed on December 20, 2001; and

     o The description of PRG's common stock contained in PRG's registration statement on Form 8-A (Registration No. 0-28000) as declared effective by the SEC on March 26, 1996, as amended by the registration statement on Form 8-A/A on August 9, 2000.

     We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. These documents will be deemed to be incorporated by reference in this prospectus and to be a part of it from the date they are filed with the SEC.

     You may obtain a copy of these filings, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus or in a document incorporated by reference herein, at no cost, by writing or telephoning:

                              The Profit Recovery Group International, Inc. Leslie H. Kratcoski
                              Director, Investor Relations
                              2300 Windy Ridge Parkway
                              Suite 100 North
                              Atlanta, Georgia 30339-8426
                              Telephone: (770) 779-3900

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  Other Expenses of Issuance and Distribution

     All expenses, other than fees and expenses of legal or other advisors to the selling shareholders, will be paid by PRG. Such expenses are as follows:*

         SEC registration fee...........................        $2,367.25
         Printing expenses..............................              500
         Accounting fees and expenses...................            5,000
         Legal fees and expenses........................           20,000
         Miscellaneous..................................              500
                                                            ==============
                  Total.................................       $28,367.25

-----------------------
* The amounts set forth, except for the filing fees for the SEC, are estimated.


ITEM 15.  Indemnification of Directors and Officers

     Article 8 of PRG's articles of incorporation and Article 7 of PRG's bylaws require PRG to indemnify its directors and officers to the fullest extent allowed by the Georgia Business Corporation Code, as amended from time to time. Under these indemnification provisions, PRG is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys'
fees) incurred in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that such person is or was a director or officer of PRG or, while a director or officer of PRG, is or was serving at PRG's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. PRG also is required to indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the name of PRG, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he or she is or was a director or officer of PRG who, while a director or officer of PRG, is or was serving at PRG's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in a manner he or she believed in good faith to be in, or not opposed to, the best interests of PRG, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. PRG is also required to provide advances of expenses incurred by a director or officer in defending such action, suit or proceeding upon receipt of a written affirmation of such officer or director that he or she has met certain standards of conduct and an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is entitled to indemnification by PRG.

     PRG's articles of incorporation contain a provision which eliminates, to the fullest extent permitted by law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

     Pursuant to Section 14-2-851 through 14-2-857 of the Georgia Business Corporation Code, as amended, the directors, officers, employees and agents of PRG may, and in some cases must, be indemnified by PRG under certain circumstances against expenses and liabilities incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as directors, officers, employees and agents of PRG (including actions, suits or proceedings brought against them for violations of the federal securities laws).

     PRG has entered into indemnification agreements with each of its directors and certain executive officers ("Indemnitees"). Pursuant to such agreements, PRG shall indemnify each Indemnitee whenever he or she is or was a party or is threatened to be made a party to any proceeding, including without limitation any such proceeding brought by or in the right of PRG, because he or she is or was a director or officers of PRG or is or was serving at the request of PRG as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or because of anything done or not done by the Indemnitee in such capacity, against expenses and liabilities (including the costs of any investigation, defense, settlement or appeal) actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of PRG, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of PRG, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. If in the judgement of the board of directors of PRG an

Indemnitee is reasonably likely to be entitled to indemnification pursuant to the agreement, all reasonable expenses incurred by or on behalf of such Indemnitee shall be advanced from time to time by PRG to the Indemnitee within thirty (30) days after PRG's receipt of a written request for an advance of expenses by such Indemnitee, whether prior to or after final disposition of a proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act"), may be permitted to directors, officers or persons controlling PRG pursuant to the foregoing provisions of the Georgia Business
Corporation Code and PRG's articles of incorporation by bylaws, PRG has been informed that indemnification is considered by the Commission to be against public policy and therefore unenforceable.

     PRG currently maintains an insurance policy which insures the directors and officers of PRG against certain liabilities, including certain liabilities under the 1933 Act.

     Pursuant to PRG's Stock Incentive Plan (the "Plan"), in addition to such other rights of indemnification that they may have as directors of PRG or as members of the Compensation Committee of the Board of Directors of PRG (the "Committee"), the members of the Committee shall be indemnified by PRG against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by PRG) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his or her duties.

     The asset agreement for the HSA-Texas acquisition provides that PRG will indemnify HSA-Texas and its shareholders and HSA-Texas' affiliates, directors, officers, employees and agents and hold them harmless from and against all claims, liabilities, lawsuits, costs, damages, or expenses, including reasonable attorneys fees and expenses incurred in litigation or otherwise, arising out of any sustained by any of them due to or relating to:

     o any misrepresentation or breach of any representation, warranty, covenant or agreement of PRG in the asset agreement; and

     o any liability or obligation incurred by HSA-Texas or any of its shareholders relating to the operation or ownership of the HSA-Texas business by PRG, or the ownership or use of the acquired assets by PRG, from and after the effective date.

     Concurrently with the closing, PRG, HSA-Texas, Howard Schultz, Andrew Schultz, the Andrew H. Schultz Irrevocable Trust and certain other affiliated Schultz family trusts which are parties to the asset agreement will enter into an indemnification agreement which will set forth the procedures for indemnification, and the survival period and limitations on indemnification of the claims described above.


ITEM 16.  Exhibits

Exhibit No.    Description
-----------    -----------
4.1            Specimen Stock Certificate  (incorporated by reference to Exhibit
               4.1  of the  Registrant's  Registration  Statement  on  Form  S-1
               (Registration No. 333-1086).

4.2 Applicable provisions of the Articles of Incorporation and Bylaws of the Registration (incorporated by reference to Exhibits 4.2 and 4.3 of the Registrant's Registration Statement on Form 8-A/A filed August 9, 2000).

5*             Opinion of Arnall Golden Gregory LLP regarding legality.

23.1*          Consent of Arnall Golden Gregory LLP (Included as part of Exhibit
               5 hereto).

23.2*          Consent of KPMG LLP.

23.3*          Consent of KPMG LLP.

23.4*          Consent of Ernst & Young Audit.

24* Power of Attorney (included as part of the signature page hereto).

------------------------------
* Filed herewith.

ITEM 17.  Undertakings

     (a) The undersigned Registrant hereby undertakes as follows:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta and the State of Georgia, on January 17, 2002.

                                  THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

                                  By:  /s/ John M. Cook
                                       -----------------------------------
                                       John M. Cook
                                       Chairman of the Board and
                                       Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints John M. Cook, Clinton McKellar, Jr. and Donald
E. Ellis, Jr., or any one of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

SIGNATURE                                      TITLE                                               DATE

/s/ John M. Cook                               Chairman of the Board, Chief Executive Officer      January 17, 2002
------------------------------------------     and Director
John M. Cook                                   (principal executive officer)

/s/ Donald E. Ellis, Jr.                       Executive Vice President, Finance, Chief Financial  January 17, 2002
------------------------------------------     Officer and Treasurer
Donald E. Ellis, Jr.                           (principal financial officer)

/s/ Allison Aden                               Vice President, Finance                             January 17, 2002
------------------------------------------     (principal accounting officer)
Allison Aden

/s/ John M. Toma                               Vice Chairman and Director                          January 17, 2002
------------------------------------------
John M. Toma

/s/ Stanley B. Cohen                           Director                                            January 17, 2002
------------------------------------------
Stanley B. Cohen

/s/ Jonathan Golden                            Director                                            January 17, 2002
------------------------------------------
Jonathan Golden

/s/ Garth H. Greimann                          Director                                            January 17, 2002
------------------------------------------
Garth H. Greimann

/s/ Fred W.I;. Lachotzki                       Director                                            January 17, 2002
------------------------------------------
Fred W.I. Lachotzki

/s/ E. James Lowrey                            Director                                            January 17, 2002
------------------------------------------
E. James Lowrey

/s/ Thomas S. Robertson                        Director                                            January 17, 2002
------------------------------------------
Thomas S. Robertson

/s/ Jackie M. Ward                             Director                                            January 17, 2002
------------------------------------------
Jackie M. Ward

                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------
4.1            Specimen Stock Certificate  (incorporated by reference to Exhibit
               4.1  of the  Registrant's  Registration  Statement  on  Form  S-1
               (Registration No. 333-1086).

4.2 Applicable provisions of the Articles of Incorporation and Bylaws of the Registration (incorporated by reference to Exhibits 4.2 and 4.3 of the Registrant's Registration Statement on Form 8-A/A filed August 9, 2000).

5*             Opinion of Arnall Golden Gregory LLP regarding legality.

23.1*          Consent of Arnall Golden Gregory LLP (Included as part of Exhibit
               5 hereto).

23.2*          Consent of KPMG LLP.

23.3*          Consent of KPMG LLP.

23.4*          Consent of Ernst & Young Audit.

24* Power of Attorney (included as part of the signature page hereto).

------------------------------
* Filed herewith.



                                       II-5
1408417